EXHIBIT 99.2

For More Information Contact:
Investor Contact: Ann Thornton 414 438-6887
Media Contact: Kate Venne 414 358-5176

Brady Corporation increases its dividend to shareholders for the 41st consecutive year

MILWAUKEE (September 2, 2026) -- On September 1, 2026, Brady Corporation’s (NYSE: BRC) Board of Directors approved an increase in the annual dividend to shareholders of the Company’s Class A Common Stock from $0.98 per share to $1.00 per share. A quarterly dividend to shareholders of the Company’s Class A Common Stock of $0.25 per share will be paid on October 30, 2026, to shareholders of record at the close of business on October 9, 2026. This dividend represents the 41st consecutive annual increase in dividends.
Brady Corporation (NYSE: BRC) is a global industrial technology company and a leading provider of identification, safety, and productivity solutions that help organizations of all sizes to identify, connect, protect, track, and optimize what matters most. By combining trusted identification technologies with advanced data capture, enterprise mobility, software and workflow solutions, Brady’s comprehensive offerings enable its customers to improve safety, productivity, accuracy, and operational performance across their most critical functions and in the world’s most demanding environments. For more than 110 years, Brady has established trust and demonstrated its commitment to innovation, serving customers across manufacturing, logistics, healthcare, electronics, telecommunications, aerospace, construction, and other key industries, to make their work safer, smarter, and more connected. Headquartered in Milwaukee, Wisconsin, Brady employs approximately 9,300 people worldwide. Brady stock trades on the New York Stock Exchange under the symbol BRC. Learn more at www.bradycorp.com.

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